UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

April 16, 2014

ENSERVCO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-9494	84-0811316
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

501 South Cherry St., Ste. 320

Denver, CO 80246

Address of principal executive offices

303-333-3678

Telephone number, including

Area code

_____________________________

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯	Written communications pursuant to Rule 425 under the Securities Act
⁯	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
⁯	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
⁯	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Chief Executive Officer

Effective April 16, 2014, Michael D. Herman resigned as Chief Executive Officer of Enservco Corporation (the “Company”). Mr. Herman will remain a member of the Board of Directors of the Company. Mr. Herman noted that no disagreements with management or Company practices or policies existed upon his resignation. Instead, he cited personal reasons for his decision to resign.

Appointment of Chief Executive Officer

On April 16, 2014, Board of Directors of the Company appointed Rick D. Kasch as Chief Executive Officer. Mr. Kasch was appointed as President in April 2013, and continues in his capacity as President in addition to his appointment as Chief Executive Officer. Between July 2012 and his appointment as President in April 2013, Mr. Kasch served as Chief Financial Officer of the Company, and on July 25, 2012 Mr. Kasch was elected to the Board of Directors of the Company. Mr. Kasch served as the principal financial officer of Enservco Corporation’s predecessor (Enservco LLC) since its inception in May 2007. Mr. Kasch also served as the principal financial officer, Secretary, and Treasurer of Dillco Fluid Services, Inc. since December 2007. Further, he has served as a manager and the principal financial officer for Heat Waves Hot Oil Service LLC since March 2006.

Additionally, Mr. Kasch has served as President or Chief Financial Officer for various other companies, including software development, hospitality, and internet-based companies. Mr. Kasch serves on the board of directors of Pyramid Oil Company, a publicly held corporation traded on the NYSE MKT of which Mr. Michael Herman is the Chairman of the Board and Interim President and CEO. Mr. Kasch received a BBA - Accounting degree from the University of South Dakota. Mr. Kasch is a certified public accountant, but does not hold an active license.

Transactions with Related Persons

The following sets forth information regarding transactions between the Company (and its subsidiaries) and Mr. Kasch since January 1, 2012 or otherwise outstanding as of April 30, 2014.

In connection with the Private Placement completed in November 2012, Mr. Kasch, purchased 75 units for total consideration of $26,250. Similar to unaffiliated investors, each Unit cost $350 and consisted of 1,000 shares of Enservco common stock and warrants to purchase 500 shares at $0.55 per share). As such, Mr. Kasch acquired 75,000 shares of common stock of the Company, and was granted warrants to purchase 37,500 shares of common stock of the Company at $0.55 per share.

Mr. Kasch, carries a personal line of credit with Commerce Bank, the terms of which require the pledge of Enservco common stock as collateral. As of April 7, 2014, Mr. Kasch has pledged 400,000 shares of Enservco common stock to Commerce Bank pursuant to his line of credit.

Employment Agreement

As extended by the independent members of the Board of Directors acting on senior executive compensation matters on May 29, 2013 (and as reported on a Form 8-K reporting an event of that date), Mr. Kasch’s employment agreement is for a term through June 30, 2015, and is automatically renewed thereafter on a year-to-year basis unless either Enservco or Mr. Kasch provides the other with 60 days’ notice of non-renewal. The agreement provides for an annual salary of $225,000 through June 30, 2012 and then automatic increases of 5% effective on each July 1 during the term of the agreement. Mr. Kasch is also entitled to standard employment benefits and the use of a Company automobile or alternatively a car allowance of at least $1,000 per month. The employment agreement contains other standard provisions contained in agreements of this nature including confidentiality and non-competition provisions.

Mr. Kasch’s employment agreement also provides for severance compensation if his employment is terminated for the following two reasons:

1. A termination without cause - If Mr. Kasch is terminated without cause he will be entitled to all salary that would have been paid through the remaining term of the agreement, or if the agreement is terminated without cause during the final 18 months of the agreement term Mr. Kasch will be entitled to receive a lump sum payment equal to eighteen months of his base salary. Additionally, if Mr. Kasch is terminated without cause, he will be entitled to health benefits for a period of 18 months; and

2. A termination upon a change of control event or a management change - If Mr. Kasch resigns within 90 days following a change of control event or a management change (being the person to whom he directly reports) he will be entitled to a severance payment equal to 18 months of his base salary with the amount being paid either in a lump sum payment or in accordance with the Company’s payroll practices. Further, Mr. Kasch will be entitled to health benefits for a period of 18 months.

Item 8.01     Other Events

On April 17, 2014, the Company issued a press release announcing the appointment of Mr. Kasch as chief executive officer reported in Item 5.02, above. A copy of the press release is furnished as Exhibit 99.2 hereto.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits

10.01	Employment Agreement between the Company and Rick Kasch. (1)(2)(3)(4)(5)
99.1	Letter from Michael D. Herman dated April 14, 2014.
99.2	Press release dated April 16, 2014

(1)	Incorporated by reference from the Company’s Current Report on Form 8-K dated July 27, 2010, and filed on July 28, 2010.
(2)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, and filed on August 15, 2011.
(3)	Incorporated by reference from the Company’s Current Report on Form 8-K dated February 10, 2012, and filed on February 13, 2012.
(4)	Incorporated by reference from the Company’s Current Report on Form 8-K dated June 6, 2012, and filed on June 11, 2012.
(5)	Incorporated by reference from the Company’s Current Report on Form 8-K dated May 29, 2013, and filed on May 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 17th day of April, 2014.

Enservco Corporation

By: /s/ Rick D. Kasch
Rick D. Kasch, Chief Executive Officer

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